UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2016

Simlatus Corp.

(Exact name of Company as specified in its charter)

Nevada	000-53276	20-2675800
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
175 Joerschke Dr., Suite A Grass Valley, CA 95945
(Address of principal executive offices)
Phone: (530) 205-3437
(Company ’ s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01 Other Information

Pursuant to a certain Proxy Statement (DEF14A) filed on May 12, 2016, we invited our shareholders to attend the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Simlatus Corporation (the “Company”), held on Wednesday, June 15, 2016, at 11:00 a.m. Pacific time. The Annual Meeting took place at the corporate headquarters at 175 Joerschke Drive, Suite A, Grass Valley, California 95945. The meeting included the vote on the appointment of the full Board of Directors, establishment of Members for an Audit and Executive Compensation Committee, the vote on the capital restructuring of the Company, and any other business that properly came before the Annual Meeting, as well as any postponements or adjournments of the Annual Meeting.

As a result of the meeting, all matters received majority vote in favor of appointing Gary B. Tilden as the Chief Executive Offer and member of the Board of Directors, Robert Stillwaugh as the Chairman of the Board of Directors, and Mike Schatz as the Chief Operations Officer and a member of the Board of Directors. Additionally, there was a majority vote in favor of establishing members for an Audit and Executive Compensation Committee. Further, the company received majority vote in favor of a reverse split of the common shares of the company of 1 for 1,000, and to reduce the authorized common shares to 3,000,000,000, effective upon completion of reverse split. Following the Shareholder Meeting, the Board of Directors resolved to take the necessary steps to prepare for and effect a reverse split, and will file the requisite filings appropriately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2016

Simlatus Corporation

By: /s/Gary B. Tilden

Gary B. Tilden, CEO and Secretary